                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                      ADVANCE PARADIGM, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                                 Irving, Texas

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TUESDAY, SEPTEMBER 23, 1997

To the Stockholders of Advance Paradigm, Inc.

    The 1997 Annual Meeting of Stockholders (the "Annual Meeting") of Advance Paradigm, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, September 23, at 2:00 p.m. at the Omni Park West Hotel, 1590 LBJ Freeway, Dallas, Texas 75234 for the following purposes:

    1. To elect two directors to serve until the Company's Annual Meeting of Stockholders in 2000;

    2. To ratify the selection of Arthur Andersen, LLP as independent auditors for the Company for the fiscal year ending March 31, 1998; and

    3. To transact all other business that may properly come before such meeting or any adjournment(s) thereof.

    The close of business on Wednesday, August 20, 1997, has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) thereof. Only holders of record of the Company's Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting. The Company's stock transfer books will not be closed. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any Company stockholder at the Company's headquarters, 545 East John Carpenter Freeway, Suite 1500, Irving, Texas 75062, for purposes pertaining to the Annual Meeting, during normal business hours for a period of 10 days prior to the Annual Meeting, and at the time and place of the Annual Meeting.

    You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE SO THAT YOUR SHARES MAY BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. A self-addressed, postage prepaid envelope is enclosed for your convenience. You may revoke your proxy by following the procedures set forth in the accompanying Proxy Statement.

                                  By order of the Board of Directors

                                  ADVANCE PARADIGM, INC.

                                  Danny Phillips

                                  Secretary

July 29, 1997

                                     [LOGO]

                  545 EAST JOHN CARPENTER FREEWAY, SUITE 1500
                              IRVING, TEXAS 75062
                                 (972) 830-6199

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

    The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company for use at the Annual Meeting to be held on Tuesday, September 23, 1997, at 2:00 p.m., local time, at the Omni Park West Hotel, 1590 LBJ Freeway, Dallas, Texas 75234, or at any adjournment(s) thereof. The solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") will be conducted primarily by mail. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. These persons will receive no special compensation for any solicitation activities. The Company will, upon request, reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of the common stock of the Company ("Common Stock"). The costs of the solicitation will be borne by the Company. This proxy statement and the form of proxy were first mailed to stockholders of the Company on or about August 22, 1997.

    The enclosed proxy, although executed and returned, may be revoked at any time prior to the voting of the proxy (a) by the execution and submission of a revised proxy bearing a later date, (b) by written notice of revocation to the Secretary of the Company at the address set forth above, or (c) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Annual Meeting.

    At the close of business on August 20, 1997, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding 7,803,067 shares of Common Stock, each share of which is entitled to one vote. Common Stock is the only class of outstanding securities of the Company entitled to notice of and to vote at the Annual Meeting.

                            A. ELECTION OF DIRECTORS

    Two directors are to be elected at the Annual Meeting. Peter M. Castleman and Jeffrey R. Jay, have been nominated to serve as directors and, if elected, will serve until the Company's Annual Meeting of Stockholders in 2000 and until their respective successors shall have been duly elected and qualified or until their earlier death, disqualification or removal from office. Each of these nominees for director currently serves as a director of the Company. Under the Bylaws of the Company and consistent with Delaware law, directors shall be elected by plurality vote at each annual meeting of stockholders at which a quorum is present and, accordingly, abstentions and "broker non-votes" will have no effect on the election of directors except in determining if a quorum is present. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Stockholders may not cumulate their votes in the election of directors.

    Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy, if signed and returned, will be voted for the election of the below-listed nominees. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

    THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF PETER M. CASTLEMAN AND JEFFREY R. JAY TO THE BOARD OF DIRECTORS.

    The following table sets forth certain information regarding the director nominees and the other directors of the Company:

                                                                                                     SERVED AS
                                                                                                     DIRECTOR     DIRECTOR'S
NAME                                     AGE                         POSITION                          SINCE      TERM ENDING
-----------------------------------      ---      -----------------------------------------------  -------------  -----------
David D. Halbert...................          41   Chairman of the Board, President and Chief              1986          1998
                                                  Executive Officer
Jon S. Halbert.....................          37   Executive Vice President, Chief Operating               1988          1998
                                                  Officer and Director
Peter M. Castleman.................          41   Director                                                1993          1997
Rogers K. Coleman, M.D.............          65   Director                                                1996          1998
Stephen L. Green...................          46   Director                                                1993          1999
Jeffrey R. Jay.....................          39   Director                                                1993          1997
Kenneth J. Linde...................          50   Director                                                1997          1999
Michael D. Ware....................          51   Director                                                1993          1999

    DAVID D. HALBERT founded the Company in 1986. Mr. Halbert has continuously served as Chairman of the Board, President and Chief Executive Officer of the Company. From 1981 to 1985, Mr. Halbert served as Vice President of Finance and Marketing for LaJet Energy Company, an energy company, and prior to 1981 he served as Vice President and Chief Operating Officer of Sabian Corporation, a metal fabrication company. David D. Halbert is the brother of Jon S. Halbert.

    JON S. HALBERT joined the Company in January 1988 and has continuously served as a director and as an executive officer of the Company since such date. Mr. Halbert currently serves as Executive Vice President and Chief Operating Officer of the Company. Prior to joining the Company, he worked as a registered representative of Bear Stearns & Co. Inc., an investment banking firm. Jon S. Halbert is the brother of David D. Halbert.

    PETER M. CASTLEMAN has served as a director of the Company since August 1993. Mr. Castleman has been a General Partner of J. H. Whitney & Co., a private investment firm, since January 1989, and has served as the Managing Partner of
J. H. Whitney & Co. since December 1992.

    ROGERS K. COLEMAN, M.D., has served as a director of the Company since September 1996. Dr. Coleman has been employed by Blue Cross & Blue Shield of Texas, Inc. ("BCBS of Texas") since 1976, and has served in various executive capacities for BCBS of Texas since 1986, including as its President and Chief Executive Officer since January 1991. In addition, since January 1991, Dr. Coleman has served as a director of the BCBS Association, the national association of BCBS plans.

    STEPHEN L. GREEN has served as a director of the Company since August 1993. Mr. Green currently serves as a General Partner of Canaan Partners, a venture capital firm. Prior to joining Canaan Partners in November 1991, Mr. Green served as Managing Director in GE Capital's Corporate Finance Group for more than five years. Mr. Green currently serves on the Board of Directors of the following public companies: Alarmguard, Inc., Chartwell Re Corporation and Suiza Foods Corporation.

    JEFFREY R. JAY, M.D., has served as a director of the Company since August 1993. Since 1993, he has been a General Partner of J. H. Whitney & Co., a private investment firm. From 1988 to 1993, Dr. Jay was employed by Canaan Partners, a venture capital firm. Dr. Jay currently is a national advisory member of the American Medical Association's Physician Capital Source Committee and is a director of the following public companies: CRA Managed Care, Inc. and Nitinol Medical Technologies.

    KENNETH J. LINDE has served as a director of the Company since January 1997. Mr. Linde is employed by Principal Health Care, Inc., a subsidiary of The Principal Finance Group, and has served as the President and Chief Executive Officer of Principal Health Care Inc. for more than five years. He has been a director of United Payors and United Providers, a national provider network, since May 1997.

    MICHAEL D. WARE has served as a director of the Company since August 1993. Mr. Ware is a co-founder of Advance Capital Markets, Inc., a private investment firm, and has served as its Managing Director since January 1989. Prior to founding Advance Capital Markets, Inc., Mr. Ware was the President of Reliance Energy Services, Inc.

    The directors elected at the Annual Meeting will hold office until the 2000 annual meeting of stockholders of the Company and until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification or removal from office.

    The following table sets forth information regarding the executive officers of the Company who are not directors of the Company:

NAME                                     AGE                                   POSITION
------------------------------------     ---     ---------------------------------------------------------------------
Joseph J. Filipek, Jr. .............  42         Executive Vice President
T. Danny Phillips...................  38         Senior Vice President, Chief Financial Officer, Secretary and
                                                 Treasurer
John H. Sattler.....................  44         Senior Vice President, Sales and Marketing
Robert L. Cinquegrana...............  44         Senior Vice President, Strategic Planning and Business Development
Alan T. Wright, M.D.................  40         Vice President and Chief Medical Officer
Ernest Buys.........................  55         Chief Information Officer

    JOSEPH J. FILIPEK, JR., P.D., currently serves as the Executive Vice President of the Company. Prior to joining the Company in December 1993, Dr. Filipek founded Advance Paradigm Clinical Services, Inc. ("Advance Clinical") in 1991 as a wholly owned subsidiary of BCBS of Maryland, Inc. ("BCBS of Maryland") and has continuously served as its Chief Executive Officer and President. Advance Clinical is a wholly owned subsidiary of the Company, having been acquired by the Company in December 1993. From 1985 to 1990, he served as Director of Pharmacy for FreeState Health Plan, and from 1982 to 1984, he held various managerial positions in the Department of Pharmacy, University of Maryland.

    T. DANNY PHILLIPS joined the Company in February 1992, and currently serves as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of the Company and its subsidiaries. Prior to joining the Company, Mr. Phillips served as Chief Financial Officer of Aloha Petroleum, Ltd., a retail gasoline company, from April 1991 to February 1992. From 1985 to April 1991, Mr. Phillips served in various financial management positions for Harken Energy Corporation, a publicly held company, and its then wholly owned subsidiary E-Z Serve, Inc. Prior to 1985, Mr. Phillips, a certified public accountant, was with the accounting firm of Condley and Company.

    JOHN H. SATTLER, R.PH., joined the Company in 1994, and serves as the Senior Vice President, Sales and Marketing of the Company. Prior to joining the Company, Mr. Sattler served as Vice President, Sales and Marketing for Health Care Pharmacy Providers, Inc. from September 1992 to November 1994. Prior to 1992, he served as Manager of Third Party Marketing for American Drug Stores, Inc.

    ROBERT L. CINQUEGRANA currently serves as the Senior Vice President, Strategic Planning and Business Development of the Company. Prior to joining the Company in December 1993, Mr. Cinquegrana served as

Chief Operating Officer and Vice President of Advance Clinical since its inception in 1991. From 1987 to 1991, Mr. Cinquegrana was associated with BCBS of Maryland, including service as Vice President of Strategic Planning and Chief Financial Officer for Columbia FreeState Health System, a managed care subsidiary of BCBS of Maryland.

    ALAN T. WRIGHT, M.D., M.P.H., joined the Company in April 1994 and currently serves as Vice President and Chief Medical Officer of the Company. Dr. Wright has been serving as the Vice President and Chief Medical Officer of the Company since February 15, 1996. From 1992 to April 1994, he served as Associate Corporate Medical Director at BCBS of Maryland. Prior to 1992, he served as Medical Director for Aetna Health Plans of the Mid-Atlantic Region. Dr. Wright practices emergency medicine on a part time basis at Carr County General Hospital in Westminister, Maryland. He currently serves as a diplomat to the American Board of Internal Medicine and the National Board of Medical Examiners.

    ERNEST BUYS joined the Company in June 1994, and serves as Chief Information Officer of the Company. In addition, Mr. Buys serves as Chief Operating Officer of Advance Paradigm Data Services, Inc., the Company's claims processing subsidiary. From 1989 to 1993, he served as Vice President of Information Services for Perform Cost Management.

    The executive officers named above were elected to serve in such capacities until their respective successors have been duly elected and have been qualified or until their earlier death, disqualification, retirement, resignation or removal from office.

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors held five meetings during fiscal year 1997. One former director attended at least 60% of the aggregate total meetings of the Board of Directors and any committee on which such director served. Each of the other directors attended at least 80% of the aggregate total meetings of the Board of Directors and any committee on which such director served.

    The Board of Directors currently has two standing committees, the Compensation Committee and the Audit Committee. The Compensation Committee, which currently consists of Messrs. Coleman, Linde and Ware, meets periodically to review executive compensation and approve grants of options to Company officers and employees, as well as to renew, approve and recommend to the Board of Directors the terms and conditions of all stock option plans or changes to stock option plans. The Compensation Committee met three times during fiscal 1997 and each member attended all of such meetings. The Audit Committee, which currently consists of Mr. Ware, Mr. Linde and Dr. Jay, recommends to the Board of Directors (for approval by the stockholders) a public accounting firm to conduct the annual audit of the accounts of the Company. The Audit Committee also meets with the Chief Financial Officer and the accounting firm at the conclusion of the annual audit to review the audited financial statements and to discuss the results of the audit, any significant recommendations by the accounting firm for improvement of the Company's accounting systems and controls, and the quality and depth of staffing in the accounting and financial departments of the Company. The Audit Committee met one time during fiscal 1997 and each member attended this meeting.

COMPENSATION OF DIRECTORS

    Directors did not receive compensation for serving as directors of the Company in the year ended March 31, 1997. Beginning in the year ending March 31, 1998, each non-officer director will receive $2,000 per meeting attended and $1,000 per committee meeting attended. The Company reimburses directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings. Directors will be eligible to receive nonstatutory stock options under the Company's 1997 Nonstatutory Stock Option Plan. See "Executive Compensation--Stock Option Plans" for a description of such plan.

EXECUTIVE COMPENSATION

    The following table sets forth information with respect to the compensation paid or awarded by the Company to the Chief Executive Officer and the four most highly compensated executive officers whose cash compensation exceeded $100,000 (the "Named Executives") for services rendered in all capacities for fiscal years 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                                                        -------------
                                                                  ANNUAL COMPENSATION    SECURITIES
                                                                 ---------------------   UNDERLYING      ALL OTHER
                                                        YEAR      SALARY $    BONUS $    OPTIONS (#)   COMPENSATION
                                                      ---------  ----------  ---------  -------------  -------------

David D. Halbert....................................       1997  $  171,635  $  91,000       92,500
  Chairman of the Board, President                         1996  $  150,000  $  70,280       --
   and Chief Executive Officer

Jon S. Halbert......................................       1997     152,981     76,570       92,500
  Executive Vice President and                             1996     140,000     62,315       --
   Chief Operating Officer

Joseph J. Filipek, Jr. .............................       1997     156,492     70,947       57,500
  Executive Vice President                                 1996     124,200     55,282       --

T. Danny Phillips...................................       1997     156,277     69,983       48,750
  Senior Vice President and                                1996     120,000     47,790       --
   Chief Financial Officer

Alan T. Wright......................................       1997     162,389     59,500       --
  Vice President and Chief                                 1996     124,200     49,463       18,750
   Medical Officer

    The following table sets forth information regarding the stock option grants made by the Company to the Named Executives during fiscal year 1997. In addition, in accordance with the regulations of the Commission, hypothetical gains or "option spreads" that would exist for the respective options are shown. These gains are based on assumed rates of annual stock price appreciation of 5% and 10% from the date the options were granted.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                            PERCENT OF                             POTENTIAL REALIZABLE
                                                               TOTAL                                 VALUE AT ASSUMED
                                                NUMBER OF     OPTIONS                                ANNUAL RATES OF
                                               SECURITIES   GRANTED TO                                 STOCK PRICE
                                               UNDERLYING    EMPLOYEES    EXERCISE                   APPRECIATION FOR
                                                 OPTIONS     IN FISCAL      PRICE     EXPIRATION   OPTION TERM(4)
NAME                                           GRANTED(1)      YEAR        ($/SH)        DATE        5%($)     10%($)
---------------------------------------------  -----------  -----------  -----------  -----------  ---------  ---------
David D. Halbert(2)..........................      62,500         14.0%        9.00      10/7/06     353,753    896,480
David D. Halbert(3)..........................      30,000          6.7%       12.50     12/23/06     235,835    597,653
Jon S. Halbert(2)............................      62,500         14.0%        9.00      10/7/06     353,753    896,480
Jon S. Halbert(3)............................      30,000          6.7%       12.50     12/23/06     235,835    597,653
Joseph J. Filipek, Jr.(2)....................      37,500          8.4%        9.00      10/7/06     212,252    537,888
Joseph J. Filipek, Jr.(3)....................      20,000          4.5%       12.50     12/23/06     157,224    398,435
T. Danny Phillips(2).........................      28,750          6.5%        9.00      10/7/06     162,726    412,381
T. Danny Phillips(3).........................      20,000          4.5%       12.50     12/23/06     157,224    398,435
Alan T. Wright...............................      --           --           --           --          --         --

------------------------

(1) The options reflected in this table were all granted under the Company's 1993 Incentive Stock Option Plan. The date of grant is 10 years prior to the expiration date listed.

(2) The options vest and become exercisable in cumulative installments of one-fifth of the number of shares of Common Stock upon the first five anniversaries of the date of grant so long as the officer remains an employee of the Company or its affiliates on such anniversaries.

(3) The options vest and become exercisable in cumulative installments of one-third of the number of shares of Common Stock upon the first three anniversaries of the date of grant so long as the officer remains an employee of the Company or its affiliates on such anniversaries.

(4) These amounts represent only certain assumed rates of appreciation based on the grant date value in accordance with the Commission's executive compensation rules. Actual gains, if any, on stock option exercises will depend on future performance of the Common Stock. No assurance can be given that the values reflected in these columns will be achieved.

    The following table summarizes pertinent information concerning the number and value of any options held by the Named Executives at March 31, 1997. No options were exercised by the Named Executives in fiscal year 1997.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                          NUMBER OF SECURITIES
                                         UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                       OPTIONS AT FISCAL YEAR END      IN-THE-MONEY OPTIONS
                                                  (#)                 AT FISCAL YEAR END ($)
                                      ----------------------------  --------------------------
                                      EXERCISABLE/UNEXERCISABLE(1)  EXERCISABLE/UNEXERCISABLE(2)
                                      ----------------------------  --------------------------
David D. Halbert....................          204,700/160,800         $    2,285,185/974,540
Jon S. Halbert......................          204,850/160,900              2,286,693/975,545
Joseph J. Filipek, Jr...............            45,000/87,500                452,250/475,875
T. Danny Phillips...................            54,950/71,550                562,398/366,327
Alan T. Wright......................             8,750/22,500                  20,688/52,125

------------------------

(1) Upon the occurrence of the following events, the vesting of the options will accelerate: (i) as to the options held by Messrs. D. Halbert, J. Halbert and Phillips, upon the consummation of any transaction in which an outside entity gains more than 50% ownership of the Company, the options will vest immediately prior to such transaction and (ii) as to the options held by Dr. Filipek and Dr. Wright, upon a sale of substantially all of the Common Stock or assets of the Company or a merger in which the Company is not the surviving entity, the options will vest immediately prior to such transaction.

(2) The value of the options is based upon the difference between the March 31, 1997 market value of $13.25 per share and the exercise price.

EMPLOYMENT AGREEMENTS

    On August 4, 1993, each of Messrs. D. Halbert, J. Halbert and Phillips entered into nondisclosure/ noncompetition agreements with the Company pursuant to which each agreed during the term of his employment, and for two years thereafter, not to compete with the Company in the continental United States and, for the one-year period following termination, not to solicit or interfere with the Company's relationship with any person or entity doing business with the Company, or offer employment to any of the Company's employees.

    In connection with the Company's acquisition of Advance Clinical in December 1993, Advance Clinical entered into three-year employment agreements with each of Dr. Filipek and Mr. Cinquegrana. Both of these contracts were extended in December 1996. Dr. Filipek, employed as President and Chief Executive Officer of Advance Clinical, is entitled to an annual base salary of $175,000, subject to annual increases of at least $10,000. Mr. Cinquegrana, employed as Vice President and Chief Operating Officer of Advance Clinical, is entitled to an annual base salary of $145,000, subject to annual increases of at least $5,000. In addition, the employment agreement provides that Dr. Filipek and Mr. Cinquegrana are entitled to participate in any bonus, insurance, 401(k) or other plans generally available to Advance Clinical's employees. Further, the respective employment agreements grant 57,500 and 22,500 qualified stock options to Dr. Filipek and Mr. Cinquegrana, respectively, which vest over the next five years. The employment agreements contain confidentiality, noncompetition and non-solicitation provisions effective during the term of employment and for one year after employment has terminated, unless employment is terminated for cause, in which case the noncompetition provision will survive for two years.

    Effective as of November 14, 1996, the Company entered into a three-year employment agreement with Mr. Sattler to serve as the Company's Senior Vice President, Sales and Marketing. Mr. Sattler is entitled to receive an annual base salary of $155,000, subject to annual increases of at least $10,000. In addition, the employment agreement provides that Mr. Sattler is entitled to participate in any bonus and benefit plans of the Company. Further, the employment agreement grants 32,500 qualified stock options to Mr. Sattler which will vest over the next five years. The employment agreement contains confidentiality, noncompetition and non-solicitation provisions effective during the term of the employment and for one year after employment has terminated.

    Effective as of February 15, 1996, the Company entered into a three-year employment agreement with Dr. Wright to serve as Vice President and Chief Medical Officer of the Company. Dr. Wright is entitled to an annual base salary of $165,000 for the fiscal year ending March 31, 1997, $175,000 for the fiscal year ending March 31, 1998 and $185,000 for the fiscal year ending March 31, 1999. In addition, the employment agreement provides that Dr. Wright is entitled to participate in any bonus or benefit plans of the Company. Further, the employment agreement grants 18,750 qualified stock options to Dr. Wright, which will vest at a rate of 20% of the total options on each of the first five anniversaries of his employment agreement. The employment agreement contains confidentiality, noncompetition and non-solicitation provisions effective during the term of employment and for one year after employment has terminated, unless employment is terminated for cause, in which case the noncompetition provision will survive for two years.

    Effective as of June 17, 1996, the Company entered into a three-year employment agreement with Mr. Buys to serve as the Company's Chief Information Officer. Mr. Buys is entitled to receive an annual base salary of $150,000, subject to annual increases at the discretion of the Board of Directors. In addition, the employment agreement provides that Mr. Buys is entitled to participate in any bonus and benefit plans of the Company.

STOCK OPTION PLANS

    On July 30, 1993, the Board of Directors and the stockholders of the Company adopted the 1993 Incentive Stock Option Plan (the "1993 Incentive Plan") which provides for the grant of qualified stock options to officers and key employees of the Company. The purpose of the 1993 Incentive Plan is to assist the Company in attracting and retaining key employees. A total of 1,859,000 shares of Common Stock has been reserved for issuance under the 1993 Incentive Plan. As of March 31, 1997, options to purchase 1,279,000 shares of Common Stock have been granted thereunder. The options granted under the 1993 Incentive Plan are incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

    The 1993 Incentive Plan is administered by the Compensation Committee of the Board of Directors, which is comprised of directors who are not participants in the 1993 Incentive Plan. Subject to the provisions of the 1993 Incentive Plan, the Compensation Committee has the authority to administer the 1993 Incentive Plan and determine, among other things, the interpretation of any provision of the 1993 Incentive Plan, the eligible employees who are to be granted stock options, the number of shares which may be issued and the option exercise price. In no event will options be granted at prices less than the fair market value of the Common Stock on the date of grant. No option can be granted for a term of more than ten years.

    On December 1, 1993, in connection with the Advance Clinical acquisition, the Board of Directors of the Company adopted a second incentive stock option plan, the terms and provisions of which are identical to those of the 1993 Incentive Plan. A total of 178,750 shares of Common Stock were reserved for issuance under this second incentive stock option plan, all of which have been issued to employees of Advance Clinical.

    In connection with the merger of Advance Health Care, Inc. ("Advance Health Care") with and into the Company (the "Merger"), the 1993 Incentive Plan was amended to increase the number of shares reserved for issuance thereunder to 1,859,000 and the Advance Health Care incentive stock option plan was merged with and into the 1993 Incentive Plan. Holders of options under the Advance Health Care incentive stock option plan received options to purchase Common Stock under the 1993 Incentive Plan.

    Options granted under the 1993 Incentive Plan are not transferable other than by will or under the laws of descent and distribution, and are exercisable during the lifetime of the optionee or his guardian or legal representative. Upon termination of the optionee's employment with the Company, the period of time during which the stock options are exercisable is restricted to three months. The Board of Directors has the right to amend, suspend or terminate the 1993 Incentive Plan at any time, but no such action after the 1993 Incentive Plan becomes effective can affect or impair the rights of any optionee under any options granted prior to such action. Certain amendments must be approved by the holders of Common Stock.

    On May 1, 1997, the Board of Directors and the stockholders of the Company adopted the 1997 Nonstatutory Stock Option Plan (the "Nonstatutory Plan"), which provides for the grant of qualified stock options to directors, officers, consultants, advisors and employees of the Company. The purpose of the Nonstatutory Plan is to advance the interests of the Company by encouraging stock ownership on the part of certain directors, officers, consultants, advisors and employees, by enabling the Company to secure and retain the services of highly qualified persons, and by providing such persons with an additional incentive to advance the success of the Company. A total of 300,000 shares of Common Stock has been reserved for issuance under the Plan. As of May 1, 1997, options to purchase 90,000 shares of Common Stock have been granted thereunder, which will vest over the next three years.

    The Nonstatutory Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the Nonstatutory Plan, the Compensation Committee has the authority to administer the Nonstatutory Plan and determine, among other things, the interpretation of any provision of the Nonstatutory Plan, the eligible employees who are to be granted stock options and the number of shares which may be issued. Except as otherwise provided in an optionee's Nonstatutory Stock Option Agreement, the exercise price for each option share will be determined by the Compensation Committee. No option can be granted for a term of more than ten years.

    Options granted under the Nonstatutory Plan may be transferred by the optionee, provided that there is no consideration for such transfer, the optionee remains responsible for employment tax and other withholding taxes associated with the exercise of the options, the optionee notifies the Company in writing that such transfer has occurred and the Company approves the transfer documents (which approval will not be unreasonably withheld). Upon termination of the optionee's service relationship with the Company, the period of time during which the stock options are exercisable is restricted to twelve months. The Board of Directors has the right to alter, amend, suspend or discontinue the Nonstatutory Plan, or alter or amend any and all option agreements granted thereunder.

INCENTIVE COMPENSATION PLAN

    Employees of the Company who hold director-level positions or higher are eligible to receive annual incentive-based bonus payments if the Company meets or exceeds certain predetermined annual performance goals. The bonuses payable under the incentive compensation plan are based on a percentage of each employee's salary. One-half of the bonus is payable upon the Company meeting the predetermined performance goals, with the other one-half subject to the satisfaction of certain performance goals as determined by management for such individual.

401(k) PLAN

    The Company has established a tax-qualified employee savings and retirement plan (the "401(k) Plan"). All employees who have been employed by the Company for at least three months are eligible to participate. Employees may contribute to the 401(k) Plan subject to a statutorily annual limit. The Company is required to make contributions to the 401(k) Plan of at least 50% of the first 6% of salary deferral contributed by each participant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDE PARTICIPATION

    In fiscal year 1997, decisions with respect to the compensation of the Company's executive officers and other employees were made by a Compensation Committee consisting of Messrs. Coleman, Linde and Ware. None of the members of the Compensation Committee has been an officer of the Company.

    Mr. D. Halbert, Chairman of the Board, Chief Executive Officer and President of the Company, serves on the Board of Directors of Advance Capital Markets ("ACM"). Mr. Ware, a member of the Company's Board of Directors and the Compensation and Audit Committees, is the Managing Director of ACM. Each of Messrs. D. Halbert and Ware participates in the determination of ACM's executive officer compensation.

    THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE STOCKHOLDER RETURN PERFORMANCE PRESENTATION THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT") OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Committee") administers the Company's compensation plans, including the Company's stock option plans. The Committee has established compensation policies and made the compensation decisions described herein for the years presented. The Committee's compensation policies were applied to each of the Named Executive Officers, including the Chief Executive Officer ("CEO"), in the same manner.

    The Committee believes that in order for the Company to succeed it must be able to attract and retain qualified executives. The objectives of the Committee in determining the type and amount of executive officer compensation are (i) to provide a compensation package consisting of a base salary, bonus and long term incentives in the form of stock options, in the aggregate, competitive with the median range for peer group companies and (ii) to allow the Company to attract and retain talented executive officers and to align their interests with those of the shareholders.

CASH COMPENSATION

    The Company's cash compensation policy for its executive officers, including the CEO, is to provide short-term compensation consisting of two components, a base annual salary which does not fluctuate and a cash bonus awarded based upon specific short-term financial goals of the Company.

BASE SALARY

    In fiscal year 1997, the Company engaged an outside consultant to determine the extent to which the Company's policy on cash compensation was being met with respect to all executive officers of the Company. The consultant gathered compensation information on a group of similar, peer group companies. Overall, it was the Committee's intent that the salaries of the Company's officers be competitive with those of executives with like responsibilities in companies within this peer group. The CEO's base salary was determined in this manner, as reflected in the summary compensation table.

BONUS

    Annual incentive bonuses are intended to reflect the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of the Company, as well as the individual contribution of each officer. Accordingly, the executive officers of the

Company, including the CEO, participate in an annual executive bonus plan which provides for cash bonuses based upon the Company's overall financial performance and the achievement of certain specified levels of profitability for the fiscal year. The Committee annually establishes targeted profitability levels for the ensuing fiscal year in conjunction with the Company's annual financial plan. The purpose of the bonus plan is to reward and reinforce executive management's commitment to achieve levels of annual profitability and return consistent with increasing shareholder value.

    The Committee annually determines in advance each executive's participation level in the bonus plan. The Committee takes into account various qualitative and quantitative factors which reflect the executive's position, longevity in office, level of responsibility, and ability to impact the Company's profitability and financial success. For fiscal year 1997 (as compared to fiscal year 1996), the Company increased revenues by 101% and net income before taxes by 346%, both of which were in excess of the Company's financial plan. Cash bonuses earned under the bonus plan are paid each year upon completion of the Company's annual audit of the results of operations for the previous fiscal year by the Company's outside auditors. The CEO's bonus was determined in this manner, as reflected in the summary compensation table.

LONG-TERM INCENTIVE COMPENSATION

    Long-term incentive compensation is in the form of the Company's stock option plans, which are designed to align the executive's incentive compensation more directly with stockholder values by linking compensation to the long-term performance of the Company's stock. Long-term compensation is also designed to encourage executives to make career commitments to the Company. The size of an executive's stock option award is based upon management's and the Committee's subjective evaluation of the contribution an executive can and has made to overall growth and profitability of the Company and the number of shares available for award under the stock option plan.

    Stock options are granted with an exercise price equal to the market value on the date of grant and constitute compensation only if the Company's stock price increases thereafter. The Committee has discretion to determine the vesting schedule for each option grant and generally has made grants which become exercisable in equal amounts over three or five years. Executives must be employed by the Company at the time of vesting in order to exercise their options. The number of shares granted to the CEO was determined in this manner, as reflected in the summary compensation table.

                                          Compensation Committee

                                          Rogers K. Coleman, Chairman
                                          Kenneth J. Linde
                                          Michael D. Ware

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

    Set forth below is a line graph comparing the percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the CRSP Total Return Index for the Nasdaq National Market (U.S. Companies) ("Nasdaq Market Index") and the CRSP Total Return Industry Index for Nasdaq Health Care Stocks ("Health Care Index") for the period commencing on October 8, 1996(1) and ending on March 31, 1997.

                   COMPARISON OF CUMULATIVE TOTAL RETURN FROM
                   OCTOBER 8, 1996 THROUGH MARCH 31, 1997(2)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 LEGEND    ADVANCE PARADIGM, INC.    NASDAQ    N-HEALTH CARE
10/96                         100         100             100
03/97                       147.2        98.2            83.9

------------------------

(1) For purposes of this presentation, the Company has used a per share price of $9.00 which was the closing sales price of the Company's Common Stock on October 8, 1996. Trading in the Company's Common Stock commenced on October 8, 1996, and the Company's 1997 fiscal year ended on March 31, 1997.

(2) Assumes that $100.00 was invested on October 8, 1996 in the Company's Common Stock at a price of $9.00 per share and at the closing sales price for each index on that date and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

WHITNEY FINANCING

    On December 8, 1993, the Company and an affiliate of J.H. Whitney & Co. (the "Affiliate") entered into a Note and Warrant Purchase Agreement pursuant to which the Affiliate paid the Company $7.0 million in exchange for a note (the "Whitney Note") and a warrant (the "Whitney Warrant") to purchase shares of Common Stock. Although the Whitney Note had a seven-year term, the Company was obligated to prepay the indebtedness, without penalty or premium, upon consummation of a public offering, and thus approximately $7.0 million of the net proceeds received from the Company's initial public offering were used to pay the Whitney Note in full. The Whitney Warrant grants the Whitney Debt Fund the right to purchase an aggregate of 336,500 shares of Common Stock at an exercise price of $4.00 per share until December 8, 2003. Mr. Castleman has been a General Partner of J.H. Whitney & Co. since 1989, and has served as the Managing Partner of J.H. Whitney & Co. since December 1992. Dr. Jay has been a General Partner of J.H. Whitney & Co. since 1993.

MANAGEMENT RELATIONSHIP WITH ADVANCE HEALTH CARE

    Prior to the consummation of the merger of Advance Health Care, Inc. ("Advance Health Care") with and into the Company (the "Merger"), certain management employees of the Company provided administrative and management services to Advance Health Care. Each of Mr. D. Halbert, the Chairman of the Board, President and Chief Executive Officer of the Company, and Mr. J. Halbert, Executive Vice President and Chief Operating Officer of the Company, served in the same positions for Advance Health Care. Additionally, Mr. Phillips, the Company's Senior Vice President, Chief Financial Officer, Secretary and Treasurer served as Chief Financial Officer and Vice President of Accounting for Advance Health Care. Further, Messrs. D. Halbert, J. Halbert and Ware served on the Board of Directors of Advance Health Care.

    As of August 1, 1993, the Company and Advance Health Care entered into an agreement for the provision of mail pharmacy and claims adjudication services for the benefit of employees of certain subsidiaries of Advance Health Care. During fiscal year 1996, Advance Health Care paid the Company approximately $56,000 (the fair market value as determined by the Board of Directors) for these services. This agreement had an initial one-year term, to renew automatically for 12-month periods unless terminated by either party upon written notice delivered 90 days prior to the expiration of any term. This agreement terminated as of the effective date of the Merger.

WARRANTS TO BCBS OF TEXAS

    On November 25, 1995, the Company granted to BCBS of Texas the right to earn up to four warrants, each representing the right to acquire 66,750 shares of Common Stock, in consideration of BCBS of Texas causing additional lives to be enrolled in the Company's pharmacy benefit management programs (the "BCBS of Texas Warrants"). BCBS of Texas' right to earn the BCBS of Texas Warrants expires November 25, 2000. Each BCBS of Texas Warrant will not be exercisable until the first annual anniversary of its issuance. At such time the BCBS of Texas Warrant will be exercisable in whole during a four-year term at an exercise price of $11.00 per share. As of June 30, 1997, none of the BCBS of Texas Warrants has been earned or issued. Dr. Coleman has been employed by BCBS of Texas since 1976, and has served in various executive capacities for BCBS of Texas since 1986, including as its President and Chief Executive Officer since January 1991.

ISSUANCE OF SERIES B PREFERRED STOCK

    On June 25, 1996, the Company and BCBS of Texas entered into a stock purchase agreement (the "Series B Stock Purchase Agreement") pursuant to which BCBS of Texas purchased an aggregate of 2,597 shares of the Series B Preferred Stock at an effective purchase price of $3,850 per share. Upon consummation of the initial public offering (at the initial public offering price of $9.00 per share), the number of shares of Series B Preferred Stock was adjusted to 4,444 shares (at an effective purchase price of $2,250 per share). BCBS of Texas has certain registration rights in connection with its shares. As of the date of sale, the conversion rate of the Series B Preferred Stock was one-to-one. Following the stock split of the Common Stock in connection with the initial public offering, each share of Series B Preferred Stock is convertible into 250 shares of Common Stock. Dr. Coleman has been employed by BCBS of Texas since 1976, and has served in various executive capacities for BCBS of Texas since 1986, including as its President and Chief Executive Officer since January 1991.

    The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's Directors and Executive Officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) reports they file. To the Company's knowledge and based solely on review of the copies of such reports furnished to the Company during the period commencing October 8, 1996 and ending March 31, 1997, its Officers, Directors and greater than 10% stockholders had complied with all applicable Section 16(a) filing requirements.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                            DIRECTORS AND MANAGEMENT

    The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company as of June 30, 1997 with respect to
(i) each person known by the Company to own beneficially more than five percent of the Company's Common Stock; (ii) each of the Company's directors and Named Executive Officers; and (iii) all directors and executive officers as a group. Pursuant to the rules of the Commission, in calculating percentage ownership, each person is deemed to beneficially own his own shares subject to options exercisable within 60 days after June 30, 1997, but options owned by others (even if exercisable within 60 days) are deemed not to be outstanding shares.

                                                                                              SHARES BENEFICIALLY
                                                                                                OWNED AFTER THE
                                                                                                   OFFERING
                                                                                           -------------------------
                                                                                             NUMBER     PERCENTAGE
                                                                                           ----------  -------------
J.H. Whitney & Co. (1)...................................................................   1,597,750        19.6%
  177 Broad Street
  Stamford, CT 06901
Canaan Capital Partners L.P. (2).........................................................   1,090,750        14.0
  105 Rowayton Avenue
  Rowayton, CT 06853
Blue Cross & Blue Shield of Texas, Inc. (3)..............................................   1,111,111        12.5
  901 S. Central Expressway
  Richardson, TX 75081
Assicurazioni Generali S.p.A.............................................................     442,000         5.7
  117 Fenchurch Street
  London, EC3M 5DY
  United Kingdom
David D. Halbert (4).....................................................................     546,142         6.8
  545 E. John Carpenter Freeway
  Suite 1900
  Irving, TX 75062
Jon S. Halbert (5).......................................................................     367,792         4.6
Joseph J. Filipek (6)....................................................................      45,000        *
Alan T. Wright (7).......................................................................       8,750        *
T. Danny Phillips (8)....................................................................      61,200        *
Michael D. Ware..........................................................................      25,500        *
Peter M. Castleman (9)...................................................................   1,597,750        19.6
Stephen L. Green (10)....................................................................   1,106,250        14.2
Jeffrey R. Jay (11)......................................................................   1,605,250        19.7
Rogers K. Coleman (12)...................................................................   1,111,111        12.5
All directors and executive officers as a group (14 persons) (13)........................   4,954,903        50.2%

------------------------

(1) Includes 261,250 shares of Common Stock owned by J.H. Whitney & Co., 1,000,000 shares of Common Stock owned by the Whitney 1990 Equity Fund, L.P. (the "Whitney Fund") and 336,500 shares of Common Stock issuable upon exercise of the Whitney Warrant held by the Whitney Debt Fund. The individual General Partners of J.H. Whitney & Co., who are also General Partners of the Whitney Fund and Whitney Debt Fund, share investment and voting power with respect to the shares of Common Stock owned by such entities. Mr. Castleman and Dr. Jay, each a director of the Company, serve as Managing Partner and General Partner, respectively, of J.H. Whitney & Co.

(2) Includes 117,000 shares of Common Stock owned by Canaan L.P. and 973,750 shares of Common Stock owned by Canaan Capital Offshore Limited Partnership C.V. ("Canaan Offshore"). Canaan Capital Limited Partnership ("Canaan L.P.") exercises sole investment and voting power with respect to the shares of Common Stock owned by such entities. Mr. Green, a director of the Company, is a General Partner of Canaan L.P. Does not include 125,000 shares held by Quai Ltd., as to which Canaan L.P. disclaims beneficial ownership.

(3) Represents 1,111,111 shares issuable upon the conversion of the Series B Preferred Stock held by BCBS of Texas. Dr. Coleman, a director of the Company, is an officer of BCBS of Texas.

(4) Includes 204,700 shares issuable pursuant to options which are exercisable within 60 days of June 30, 1997. Includes 19,592 shares held by Halbert & Associates, Inc. David D. Halbert may be deemed to beneficially own all of the shares held by Halbert & Associates, Inc. Also includes 29,850 shares of Common Stock held for the benefit of Mr. D. Halbert's minor children, as to which Mr. D. Halbert disclaims beneficial ownership.

(5) Includes 204,850 shares issuable pursuant to options which are exercisable within 60 days of June 30, 1997. Includes 19,592 shares held by Halbert & Associates, Inc. Jon S. Halbert may be deemed to beneficially own all of the shares held by Halbert & Associates, Inc. Also includes 29,850 shares of Common Stock held for the benefit of Mr. J. Halbert's minor children, as to which Mr. J. Halbert disclaims beneficial ownership.

(6) Includes 45,000 shares issuable pursuant to options which are exercisable within 60 days of June 30, 1997.

(7) Includes 8,750 shares issuable pursuant to options which are exercisable within 60 days of June 30, 1997.

(8) Includes 54,950 shares issuable pursuant to options which are exercisable within 60 days of June 30, 1997.

(9) Includes no shares held directly by Mr. Castleman. Mr. Castleman, a director of the Company, is a General Partner of J.H. Whitney & Co., the Whitney Fund and the Whitney Debt Fund and therefore may be deemed to share beneficial ownership of the shares held by the Whitney Investors. J.H. Whitney, the Whitney Fund and the Whitney Debt Fund are collectively referred to as the "Whitney Investors."

(10) Includes 15,500 shares held directly by Mr. Green. Mr. Green, a director of the Company, is a General Partner of Canaan Partners, the General Partner of Canaan L.P. and Canaan Offshore and therefore may be deemed to share beneficial ownership of the shares held by the Canaan Investors other than 125,000 shares held by Quai Ltd., as to which Mr. Green disclaims beneficial ownership. Canaan L.P., Canaan Offshore, Quai Ltd., Dr. Jay and Mr. Green are collectively referred to as the "Canaan Investors."

(11) Includes 7,500 shares held directly by Dr. Jay. Dr. Jay, a director of the Company, is a General Partner of J.H. Whitney & Co., the Whitney Fund and the Whitney Debt Fund and therefore may be deemed to share beneficial ownership of the shares held by the Whitney Investors.

(12) Represents 1,111,111 shares issuable upon the conversion of the Series B Preferred Stock held by BCBS of Texas. Dr. Coleman is the President and Chief Executive Officer of BCBS of Texas. Dr. Coleman disclaims beneficial ownership of these shares.

(13) Includes 3,819,203 shares beneficially held by entities affiliated with certain directors and includes 584,500 shares subject to stock options held by directors and officers exercisable within 60 days of June 30, 1997.

                 B. RATIFICATION OF THE APPOINTMENT OF AUDITORS

    The Board of Directors has appointed the firm of Arthur Andersen, LLP, which has served as independent auditors of the Company since 1992, as independent auditors of the Company for the fiscal year ending March 31, 1998, and recommends ratification by the stockholders of such appointment. Such ratification requires the affirmative vote of the holders of a majority of the Common Stock of the Company entitled to vote on this matter and represented in person or by proxy at the Annual Meeting. Accordingly, under the Bylaws of the Company and in accordance with Delaware law, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved. The persons named in the accompanying proxy intend to vote for ratification of such appointment unless instructed otherwise on the proxy.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

    In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. The Board of Directors may terminate the appointment of Arthur Andersen, LLP as the Company's independent auditors without the approval of the stockholders of the Company whenever the Board of Directors deems such termination necessary or appropriate. A representative of Arthur Andersen, LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

                                 ANNUAL REPORT

    The 1997 Annual Report of the Company, including financial statements, accompanies this Proxy Statement.

                             STOCKHOLDER PROPOSALS

    Any stockholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at the Company's 1998 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company at the address indicated on page 1 of this Proxy Statement, so that the Secretary receives it no later than April 1, 1998.

                                   FORM 10-K

    COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED MARCH 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCLUDING EXHIBITS, ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO ADVANCE PARADIGM, INC., 545 EAST JOHN CARPENTER FREEWAY, SUITE 1500, DALLAS, TEXAS 75062,
ATTENTION: DANNY PHILLIPS, SECRETARY. COPIES OF EXHIBITS ARE AVAILABLE UPON PAYMENT OF $25.00 TO COVER THE COSTS OF REPRODUCTION.

                                 OTHER MATTERS

    The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

                                          By Order of the Board of Directors,

                                          Danny Phillips

                                          Secretary

July 29, 1997

PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            ADVANCE PARADIGM, INC.



The undersigned hereby appoints Danny Phillips and David Halbert proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Advance Paradigm, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held September 23, 1997 or any adjournment thereof.

       (Continued, and to be marked, dated and signed, on the other side)

-------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                     Please mark your
                                                                                                     vote as indicated in  /X/
                                                                                                     this example


                                                                                                         FOR   AGAINST   ABSTAIN
ITEM 1.  Election of directors duly nominated:            ITEM 2.  PROPOSAL TO RATIFY THE APPOINTMENT    / /     / /       / /
Peter M. Castleman and Jeffrey R. Jay                     OF INDEPENDENT ACCOUNTANTS.


                                        WITHHELD
                              FOR       for all
                              / /         / /

(INSTRUCTION: To withhold authority to vote for any       ITEM 3.  In their discretion, the Proxies are authorized
individual nominee, write that nominee's name in the      to vote upon such other business as may properly
space provided below):                                    come before the meeting.


----------------------------------------------------

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" Proposals 1 and 2.

A vote "FOR" Proposals 1 and 2 is recommended by the Board of Directors.


                                                          Please sign exactly as name appears below.  When shares are held by joint tenants, both should sign.  When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                                          PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING
                                                          THE ENCLOSED ENVELOPE.



Signature(s)                                                                               DATED                       , 1997
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                                                * FOLD AND DETACH HERE *

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